EXHIBIT 10.23
Asset Transfer Agreement — Baode Area
ChevronTexaco China Energy Company
Pacific Asia Petroleum, Ltd.
and
Pacific Asia Petroleum, Inc.
Sale of participating interest in the Production Sharing
Contract in respect of the resources in the Baode Area

Asset Transfer Agreement

Table of Contents

1.	Definitions and Interpretation	4
1.1	Definitions	4
1.2	Interpretation	9
2.	Conduct before Completion	10
2.1	Conduct of business	10
2.2	Proceeds and Expenses	11
3.	Conditions	11
3.1	Conditions to Completion	11
3.2	Satisfaction of conditions	12
3.3	Other Contracts	13
4.	Right to Terminate	13
4.1	Relevant events	13
4.2	Limitations on right to terminate	13
4.3	Additional Rights	14
5.	Sale and Purchase	14
5.1	Sale and purchase	14
5.2	Excluded Assets	14
5.3	Purchase Price	14
5.4	Deposit	15
5.5	Allocation of Adjustments	15
5.6	Title and risk	15
6.	Completion	16
6.1	Place for Completion	16
6.2	Purchaser Completion Steps	16
6.3	Vendor Completion Steps	16
6.4	Contemporaneous effect	17
6.5	Liabilities	17
6.6	Insurance	17
6.7	Prepayments	17
7.	Cash Adjustment	18
7.1	Completion Accounts to be kept	18
7.2	Cashflow Account	18
7.3	Procedure to agree Adjustment Amount following Completion	19
7.4	Recognition of income and expenses	20
8.	Notice to Complete	21
8.1	Notice by the Purchaser	21

Page (i)

Asset Transfer Agreement

8.2	Notice by the Vendor	21
8.3	Time of the essence	21
9.	Warranties and Purchaser Indemnity	21
9.1	Representations and Warranties of the Vendor	21
9.2	Disclosures	22
9.3	Limitation on liability	22
9.4	No reliance	23
9.5	Dealing with Warranty breach after Completion	24
9.6	Proceedings in respect of a claim	25
9.7	Insurance	25
9.8	Notification of Warranty breach before Completion	25
9.9	Each Party Warranties	26
9.10	Purchaser Warranties	27
9.11	Purchaser Indemnity	27
10.	Overdue Amount	27
10.1	Interest	27
10.2	Rate	28
11.	Access to Records after Completion	28
12.	No Disclosure	28
12.1	Confidentiality	28
12.2	Purchaser’s investigation	28
12.3	Exceptions	29
12.4	Public announcements	29
12.5	Confidentiality Agreement unaffected	29
13.	Amendment	29
14.	Further Assurances	29
15.	Entire Agreement	30
16.	Assignment	30
17.	Costs and Stamp Duty	30
18.	Governing Law	30
19.	Counterparts	30
20.	No Merger	30
21.	No Waiver	31
22.	FCPA	31
23.	Audit	31
24.	Consequential Loss	32
25.	Notices	32

Page (ii)

Asset Transfer Agreement

Schedule 1	35
Notice of Proposed Transfer	35
Schedule 2	37
Notice of Assignment to CUCBM	37
Schedule 3	39
Disclosure Material	39
Schedule 4	42
Warranty Disclosures	42

Page (iii)

Asset Transfer Agreement

Date	September 7th, 2007

Parties

1.	ChevronTexaco China Energy Company, a company organised and existing under the laws of Mauritius (the Vendor);

2.	Pacific Asia Petroleum, Ltd. a company organised and existing under the laws of Hong Kong (the Purchaser); and

3.	Pacific Asia Petroleum, Inc. a company organised and existing under the laws of Delaware, United States of America (PAPI).

Recitals

A	Subject to the execution of the Phase 2 Deed of Assignment and approval of the Phase 2 Modification Agreement, the Vendor owns a 35.7142% interest in the Contractor’s interest in the Baode PSC.

B	The Vendor wishes to sell and the Purchaser wishes to buy the Sale Interest on the terms of this Agreement.
IT IS AGREED as follows.
1.	Definitions and Interpretation

1.1	Definitions

The following definitions apply unless the context requires otherwise.

Adjustment Amount means any difference between the Purchaser Account and the Vendor Account as determined under clause 7.

Affiliate has the meaning given in the Baode PSC.

Agreement means this agreement, the asset transfer agreement for the Baode Area.

Page (4)

Asset Transfer Agreement

Approval includes any consent, authorisation, registration, filing, lodgement, agreement, notarisation, certificate, permission, licence, approval, authority or exemption from, by or with a Governmental Agency.

Baode Area means that area designated as the Baode area in Annex IB to the Baode PSC.

Baode Participation Agreements means the Joint Operating Agreement and the Farmout Agreement.

Baode PSC means the Production Sharing Baode PSC for the Exploitation of Coalbed Methane Resources in the Baode Area, the People’s Republic of China between CUCBM and Texaco China B.V. dated 8 November 2000.

Base Purchase Price means US$ 13,000,000, payable by the Purchaser to the Vendor in accordance with the terms set out herein.

BHPB means BHP Billiton World Exploration Inc., a company organised and existing under the laws of Canada.

Business means the Coalbed Methane, Liquid Hydrocarbons and Petroleum exploration, appraisal, development and production operations relating to the Sale Interest and the operations and activities associated with or related to those operations.

Business Day means a weekday on which banks are open in the PRC.

Coalbed Methane has the meaning given in the Baode PSC.

Completion means completion of the sale and purchase of the Sale Interest under this Agreement.

Completion Date means the Business Day in the month in which the last of all the conditions in clause 3.1 is satisfied or such other date as the parties may agree in writing.

Completion Modification Agreement means the modification agreement dated on or about the date of this Agreement between the parties to this Agreement, BHPB and CUCBM modifying the terms of the Baode PSC in contemplation of Completion occurring under this Agreement.

Confidential Information includes know-how, trade secrets, technical processes, finances, contractual arrangements with customers or suppliers and other information which by its nature, or by the circumstances of its disclosure to the holder of the information, is or could reasonably be expected to be regarded as confidential.

Page (5)

Asset Transfer Agreement

Contractor has the meaning given in the Baode PSC.

CUCBM means China United Coalbed Methane Corporation, Ltd, a company organised and existing under the laws of the PRC having its headquarters domiciled in Beijing, PRC.

Deed of Novation means the deed of novation dated on or about the date of this Agreement between the Vendor, the Purchaser and BHPB pursuant to which the Vendor novates its rights and obligations under the Baode Participation Agreements to the Purchaser.

Deposit means a cash amount equal to five percent (5%) of the Base Purchase Price, being US$ 650,000.

Disclosure Material means the material disclosed to the Purchaser in respect of the Sale Interest up until the Completion Date, including the material described in Schedule 3.

Effective Date means 30th June 2007.

Encumbrance means an interest or power:
(a)	reserved in or over any interest in any asset including any retention of title; or

(b)	created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power, by way of security for the payment of debt or any other monetary obligation or the performance of any other obligation and whether existing or agreed to be granted or created.

Environmental Law means a law or a provision of a law that relates to an aspect of the environment.

Farmout Agreement means the farmout agreement for the term of the Baode PSC dated 29 June 2004 between the Vendor and BHPB.

Governmental Agency means a government or a governmental, semi-governmental or judicial entity or authority. It also includes a self-regulatory organisation established under statute or a stock exchange.

Guarantee means an obligation or offer to provide funds (including by subscription or purchase) or otherwise be responsible in respect of an obligation or indebtedness, or the financial condition or insolvency, of another person. It includes a guarantee, indemnity, letter of credit or legally

Page (6)

Asset Transfer Agreement

binding letter of comfort, or an obligation or offer to purchase an obligation or indebtedness of another person.

Interim Period means the period between the Effective Date and the Completion Date.

Joint Management Committee has the meaning given in the Baode PSC.

Joint Operating Agreement means the joint operating agreement relating to the Baode Area dated 29 June 2004 between the Vendor and BHPB.

Liabilities means the Vendor’s liabilities in respect of the Sale Interest other than any liabilities which accrued in or relate to any period before the Effective Date, except that the term includes any liability of the Vendor relating to the Sale Interest to pay compensation to a landholder or a land rights holder, whenever determined or agreed and whenever or for whatever period that liability accrued or related to.

Liquid Hydrocarbons has the meaning given in the Baode PSC.

Modification Agreement means the Completion Modification Agreement and the Phase 2 Modification Agreement.

MOFCOM means the PRC Ministry of Commerce or its relevant local representative office as appropriate.

MOLAR means the PRC Ministry of Land and Natural Resources or its relevant local representative office as appropriate.

Operator has the meaning given in the Joint Operating Agreement.

Operating Committee has the meaning given in the Joint Operating Agreement.

Participating Interest means the Vendor’s 35.7142% interest in the rights and obligations of the Contractor under the Baode PSC or derived from the Baode PSC.

Petroleum has the meaning given in the Baode PSC.

Phase 2 Assigned Interest has the meaning given in the Farmout Agreement.

Phase 2 Deed of Assignment means the deed of assignment between the Vendor, BHPB and CUCBM pursuant to which the Vendor assigned a further 28.5716% of its participating interest in the Baode PSC to BHPB.

Page (7)

Asset Transfer Agreement

Phase 2 Modification Agreement means the modification agreement dated between the Vendor, BHPB and CUCBM modifying the terms of the Baode PSC in accordance with the terms of the Phase 2 Deed of Assignment.

PRC means the People’s Republic of China.

Purchaser Account means the account of the Purchaser as determined under clause 7.

Purchase Price has the meaning given in clause 5.3.

Relevant Rate means the rate per annum being the arithmetic mean during the applicable period, of 6 month term London Interbank Offer Rates (LIBOR rates) for US$ as published on the first Business Day of each month by the Financial Times of London.

SAIC means the PRC State Administration of Industry and Commerce or its relevant local representative office as appropriate.

Sale Interest means:
(a)	the Participating Interest and the Vendor’s rights, title and interest attributable to that Participating Interest;

(b)	the Vendor’s rights and obligations under the Joint Operating Agreement;

(c)	the Vendor’s rights and obligations under the Farmout Agreement; and

(d)	all other commercial interests arising from and relating to the Baode PSC and the Joint Operating Agreement held by the Vendor.
Tax includes any tax, levy, impost, deduction, charge, rate, duty, compulsory loan or withholding that is levied or imposed by a Governmental Agency, and any related interest, penalty, charge, fee or other amount.

Vendor Account means the account of the Vendor as determined under clause 7.

Warranty means any of the warranties given in clause 9.

Work Program and Budget has the meaning given in the Joint Operating Agreement.

Page (8)

Asset Transfer Agreement

1.2	Interpretation

Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.
(a)	The singular includes the plural, and the converse also applies.

(b)	A gender includes all genders.

(c)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)	A reference to a clause, schedule or annexure is a reference to a clause of, or schedule or annexure to, this Agreement.

(e)	A reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document, and includes the recitals, and schedules and annexures to that agreement or document.

(f)	A reference to writing includes any method of representing or reproducing words, figures, drawings or symbols in a visible and tangible form.

(g)	A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted assigns (and, where applicable, the party’s legal personal representatives).

(h)	A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i)	A reference to an agreement includes any undertaking, deed, agreement and legally enforceable arrangement, whether or not in writing, and a reference to a document includes an agreement (as so defined) in writing and any certificate, notice, instrument and document of any kind.

(j)	A reference to dollars and $ is to United States currency.

(k)	A reference to a right or obligation of any two or more people comprising a single party confers that right, or imposes that obligation, as the case may be, on each of them severally and each two or more of them jointly. A reference to that party is a reference

Page (9)

Asset Transfer Agreement

to each of those people separately (so that, for example, a representation or warranty by that party is given by each of them separately).

(l)	All references to time are to PRC time.

(m)	Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.

(n)	Nothing in this Agreement is to be interpreted against a party solely on the ground that the party put forward this Agreement or a relevant part of it.

(o)	A month means a calendar month.

(p)	A day means a calendar day.
2.	Conduct before Completion

2.1	Conduct of business

From the date of this Agreement to the Completion Date (inclusive) the Vendor shall:
(a)	not do any of the following things (other than things expressly contemplated by this Agreement) without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed:
(i)	conduct the Business other than in its ordinary course;

(ii)	enter into any capital commitment relating to the Business other than as set out in the Work Program and Budget or as otherwise permitted by the Baode PSC or the Participation Agreements without requiring the Vendor’s consent;

(iii)	except for disposals of Coalbed Methane, Liquid Hydrocarbons and Petroleum in the ordinary and usual course of the Business, dispose of, create any Encumbrance over, or declare itself trustee of the Sale Interest or any part of it; or

(iv)	agree to vary any of the Baode Participation Agreements or the Baode PSC; and
(b)	observe and perform all of its obligations and duties under the Baode Participation Agreements and the Baode PSC and shall not

Page (10)

Asset Transfer Agreement

knowingly incur or assume any liability in connection with the Sale Interest other than in the normal and usual course of business.
2.2	Proceeds and Expenses

The Vendor is entitled to the proceeds received from, and shall pay all amounts payable in respect of, the Sale Interest up to and including the Effective Date.

The Vendor is responsible for any tax, levy, encumbrance that any PRC Governmental Agency imposes on the Vendor that relates directly to its transfer of the Sale Interest.
3.	Conditions

3.1	Conditions to Completion

The sale and purchase of the Sale Interest as contemplated in this Agreement is subject to:
(a)	BHPB waiving its pre-emptive right to acquire the Participating Interest, and consenting to the novation of the Baode Participation Agreements to the Purchaser pursuant to the terms of this Agreement, the form of such waiver and consent being set out in Schedule 1;

(b)	CUCBM waiving its preferred right to be assigned the Participating Interest, and consenting to the transfer of the Participating Interest to the Purchaser pursuant to the terms of this Agreement, the form of such waiver and consent being set out in Schedule 2;

(c)	approval of the Modification Agreements (prior to execution) by MOLAR;

(d)	execution of the Phase 2 Deed of Assignment and Phase 2 Modification Agreement;

(e)	execution of the Completion Modification Agreement;

(f)	filing of the executed Modification Agreements with MOLAR;

(g)	approval of the assignment of the Participating Interest and approval of the Modification Agreements by MOFCOM;

(h)	either:

Page (11)

Asset Transfer Agreement

(i)	the Purchaser registering with SAIC and including the Participating Interest in the registration details maintained by SAIC; or

(ii)	if the Purchaser is already registered with SAIC, the Purchaser’s registration details with SAIC are amended to include the Participating Interest;
(i)	the Vendor amending its registration details with SAIC to remove reference to the Participating Interest (provided the Vendor has previously registered the details of Participating Interest with SAIC);

(j)	any other Approval or Guarantee required to make effective the sale and purchase of the Sale Interest contemplated by this Agreement; and

(k)	the execution of the Deed of Novation by all the parties to it.
3.2	Satisfaction of conditions
(a)	The Vendor will forthwith apply for and use all reasonable endeavours to obtain the waivers and consents to the transfer of the Participating Interest referred to in clauses 3.1(a) and 3.1(b).

(b)	The Vendor shall attend to the fulfilment of the conditions in clauses 3.1(c), 3.1(f) and 3.1(g). The Purchaser agrees to provide reasonable assistance to the Vendor in order for the Vendor to fulfil the conditions in clauses 3.1(c), 3.1(f) and 3.1(g).

(c)	After the waivers, consents and approvals referred to in clauses 3.1(a) to 3.1(g) have been obtained, the Purchaser will forthwith attend to the registration requirements referred to in clause 3.1(h).

(d)	The Vendor shall inform the Purchaser if any consent or approval necessary for the satisfaction of any condition in clause 3.1 (other than clause 3.1(h)) is refused or if any consent or approval is conditional and provide a copy of all relevant correspondence and documents to the Purchaser. On being informed of any conditional consent or approval, the Purchaser will promptly inform the Vendor whether the conditions are acceptable to the Purchaser.

(e)	A party will immediately inform each other party once a condition in clause 3.1 for which it is responsible is satisfied and each of the Vendor and the Purchaser will provide regular reports to each other

Page (12)

Asset Transfer Agreement

on progress towards satisfaction of the conditions in clause 3.1 for which it is responsible.
3.3	Other Contracts

The Vendor will, if requested by the Purchaser, or if the Vendor deems it appropriate, apply for the novations and assignments of any agreement relating to the Sale Interest other than the Baode Participation Agreements. The parties will use all reasonable endeavours to obtain those novations and assignments. If the novation or assignment of any such agreement is not obtained by Completion, then to the extent permitted by such agreement, the Vendor will hold the benefit of that agreement for the Purchaser and act in accordance with reasonable directions of the Purchaser and the Purchaser will indemnify the Vendor in respect of any liabilities under that agreement.

4.	Right to Terminate

4.1	Relevant events

Subject to clause 4.2, either party may terminate this Agreement by giving notice to the other party before Completion if any condition referred to in clause 3.1 (other than those conditions in clauses 3.1(h) or (i)) is not satisfied or waived on or before the day that is nine months after the date of this Agreement.

4.2	Limitations on right to terminate

If any condition contained in clause 3.1 is not satisfied as a result of any breach of this Agreement by the Vendor or the Purchaser, this Agreement shall not be liable to be terminated in accordance with clause 4.1, but instead such breach shall constitute a breach of this Agreement by that party which shall entitle the other party to:
(a)	terminate this Agreement and recover damages from the defaulting party; or

(b)	sue for specific performance of this Agreement and damages in addition to or in lieu thereof.

Page (13)

Asset Transfer Agreement

4.3	Additional Rights

The rights under this clause 4 are in addition to, and not in substitution for, all other rights which the other party may have at law or in equity in respect of such breach.
5.	Sale and Purchase

5.1	Sale and purchase

The Vendor will sell and the Purchaser will purchase the Sale Interest free from Encumbrances with effect from the Effective Date.
5.2	Excluded Assets
(a)	The Purchaser hereby acknowledges and agrees for the avoidance of doubt that any payments received by the Vendor on or prior to the Effective Date in respect of Coalbed Methane, Liquid Hydrocarbons or Petroleum sold as a consequence of the Vendor’s Participating Interest prior to the Effective Date, and any cash held by or belonging to the Vendor as at the Effective Date in no way form part of the Sale Interest.

(b)	The Purchaser also acknowledges and agrees that the Vendor will be entitled to the benefit of any adjustments to payments made in respect of any period prior to the Effective Date, and will cooperate to permit any audit or other investigation or action in relation to any such potential adjustments, but at the expense of the Vendor to the extent such audit, investigation or other action relate to any period prior to the Effective Date.
5.3	Purchase Price

Subject to the Adjustment Amount, the Purchase Price shall comprise:
(a)	the Base Purchase Price; and

(b)	an amount equivalent to interest on the cash element of the Base Purchase Price less the Deposit at the Relevant Rate, for the period between the Effective Date and the Completion Date (both dates inclusive).
If any amount payable to the Vendor under clause 5.3(b) of this Agreement is subject to Tax in the PRC (including but not limited to, withholding tax or

Page (14)

Asset Transfer Agreement

business tax), the Purchaser shall pay the Vendor any additional amounts actually paid by the Vendor to ensure that the Vendor receives a net amount (after payment of any Taxes in respect of those additional amounts) in the relevant currency equal to the full amount which it would have received had a deduction for Tax not been made. The Purchaser shall pay any such additional amount to the Vendor within 30 days of receiving confirmation in writing from the Vendor evidencing that an additional Tax was paid by the Vendor as noted above. The Purchaser shall indemnify the Vendor against the Tax and any amounts recoverable from the Vendor in respect of the Tax.
5.4	Deposit
(a)	The Purchaser will, on the fifth Business Day immediately following the date of this Agreement, pay the Deposit to the nominated bank account of the Vendor.

(b)	If this Agreement is terminated under clause 4.1 other than as a result of failure by the Purchaser to fulfil its obligations under this Agreement, or under clause 8.1, the Deposit will be repaid to the Purchaser within five Business Days of the date of termination.

(c)	Otherwise, subject to Completion, the Deposit shall be released to the Vendor, and shall be applied towards the Purchase Price.
5.5	Allocation of Adjustments

If an amount is charged to the Vendor Account under clause 7, it shall be treated as a negative adjustment to the Purchase Price and if an amount is charged to the Purchaser Account under clause 7, it shall be treated as a positive adjustment to the Purchase Price. Such amounts shall be paid by the relevant party in accordance with clause 7.3.
5.6	Title and risk

Subject to Completion occurring, risk in the Sale Interest and title to the Sale Interest passes to the Purchaser on the Completion Date.

Page (15)

Asset Transfer Agreement

6.	Completion

6.1	Place for Completion

Completion will take place at the offices of the Vendor in Beijing or other agreed place before 1pm on the Completion Date.
6.2	Purchaser Completion Steps

On Completion, after satisfaction of the Vendor’s obligations under clause 6.3, the Purchaser shall pay to the Vendor (or as it may direct before Completion) by electronic transfer in immediately available funds (to an account nominated in writing by the Vendor to the Purchaser at least five Business Days before Completion) an amount equal to the Purchase Price, less the Deposit, and the Purchaser will execute all documents received from the Vendor under clause 6.3 (to the extent required to be executed by the Purchaser and not already executed by it) and, where appropriate, provide one copy of those documents to the Vendor.
6.3	Vendor Completion Steps

On Completion, the Vendor shall place the Purchaser in effective possession and control of the Sale Interest free from Encumbrances and shall deliver the following to the Purchaser:
(a)	possession and control of all components of the Sale Interest, at the places where they are located;

(b)	duly executed transfers or assignments of the Vendor’s undivided interest in any other assets which comprise part of the Sale Interest which the Purchaser reasonably requires and submits to the Vendor’s lawyers at least five Business Days prior to Completion;

(c)	duly executed by the person to be bound by it, the waivers and consents set out in clause 3.1(a) and 3.1(b);

(d)	duly executed originals where held by the Vendor, or otherwise complete copies of the Baode PSC and the Baode Participation Agreements; and

(e)	evidence to the satisfaction of the Purchaser (acting reasonably) that any representative on the Operating Committee or the Joint Management Committee who was nominated or appointed by the

Page (16)

Asset Transfer Agreement

Vendor (and any alternate for such representative) has resigned or been removed from that office effective as of the Completion Date.
6.4	Contemporaneous effect

All of the events and deliveries identified in clauses 6.2 and 6.3 shall be deemed to occur simultaneously on the Completion Date, and no one event or delivery shall be deemed completed or shall take effect until all are completed.
6.5	Liabilities
(a)	Subject to Completion occurring, and notwithstanding the Deed of Novation, the Purchaser will be responsible for and will indemnify the Vendor:
(i)	in respect of the Liabilities and, unless otherwise expressly stated to the contrary in this Agreement, in respect of all other liabilities associated with the Sale Interest arising after the Completion Date; and

(ii)	for all rehabilitation liabilities and obligations of the Vendor pursuant to the Sale Interest or under any Environmental Law arising after the Completion Date.
(b)	The Vendor will be responsible for and will indemnify the Purchaser in respect of all Liabilities associated with the Sale Interest which accrued, or relate to any period, before the Completion Date.
6.6	Insurance
(a)	The Vendor and the Purchaser will use reasonable endeavours to cause any insurance attributable to the Sale Interest to be changed to include the Purchaser’s interest as the owner of the Sale Interest at Completion but with effect from the Effective Date.

(b)	The Purchaser will reimburse the Vendor for a pro-rata share of annual premium costs of insurance attributable to the Sale Interest and incurred in respect of the Interim Period.
6.7	Prepayments

From Completion the Purchaser shall have the benefit of the prepayments made by the Vendor before the Effective Date on goods, services or other benefits in respect of the Sale Interest which will be received by the

Page (17)

Asset Transfer Agreement

Purchaser after the Effective Date (or by the Vendor during the Interim Period).
7.	Cash Adjustment

7.1	Completion Accounts to be kept

This clause 7 provides for adjustments to take into account the following:
(a)	The balance between the Operator and the Vendor at the Effective Date (being the difference of cumulative cash call paid since inception to the Effective Date to the Operator less billings received from the Operator since inception to the Effective Date).

(b)	All Vendor cash flow payments and receipts from the Effective Date to the Completion Date.

(c)	The Vendor shall prepare a “cash adjustment statement” (the Cash Adjustment Statement) comprising the balance between the Vendor and the Operator at the Effective Date (referred to in paragraph (a)) and a cashflow account (Cashflow Account) in respect of the Sale Interest for the Interim Period, taking into account the items under clause 7.2.

(d)	Where the balance between the Operator and the Vendor at the Effective Date is payable from the Vendor to the Operator, it will be charged to the Vendor Account. Where the balance between the Vendor and the Operator is a receivable from the Operator it will be charged to the Purchaser Account.

(e)	The Cashflow Account will record the adjustment to be made for all Vendor cash flow receipts and payments from the Effective Date to the Completion Date. Net income received by the Vendor from the Effective Date will be charged to the Vendor Account and net expenses will be charged to the Purchaser Account.

(f)	The Vendor shall periodically (but not less that every 30 days from the date of this Agreement) provide the Purchaser a copy of an updated Cash Adjustment Statement.
7.2	Cashflow Account
(a)	The Cashflow Account shall take into account:

Page (18)

Asset Transfer Agreement

(i)	the amount of any cash paid or payable by the Vendor in respect of operating costs in relation to the Participating Interest or which are invoiced or charged to, or otherwise incurred by, the Vendor in respect of the Participating Interest during the Interim Period (such amounts to be treated as expenses) and the Vendor shall pay any invoices in respect of such costs received prior to the Completion Date; and
(ii)	(A)	the amount of any cash received or entitled to be received by the Vendor in respect of sales of Coalbed Methane, Liquid Hydrocarbons or Petroleum invoiced in the Interim Period;

	(B)	any other income received or entitled to be received in respect of the Participating Interest in the Interim Period,

(such amounts to be treated as revenue).
(b)	If the sum of the total of revenue exceeds the sum of the total of expenses incurred, then the amount of the difference (including interest under this clause) shall be charged to the Vendor Account, otherwise the amount of the difference shall be charged to the Purchaser Account.
7.3	Procedure to agree Adjustment Amount following Completion
(a)	If agreed between the parties, within 30 days after the end of the month in which Completion occurs, the Vendor will prepare the final Cash Adjustment Statement and submit it to the Purchaser, made up to the Completion Date. The Vendor will provide supporting documentation reasonably adequate to justify all of the figures.

(b)	Within 15 Business Days of the date on which the Purchaser receives the Cash Adjustment Statement (or such shorter time as the parties agree), the Purchaser agrees to advise the Vendor in writing of any amounts to which it does not agree, including its reasons.

(c)	The Vendor and the Purchaser will in good faith seek to reach agreement without delay on any amounts not agreed to between them.

(d)	If no notice is given by the Purchaser under paragraph (b), then the Cash Adjustment Statement will be considered final for the purposes of determining the Adjustment Amount.

Page (19)

Asset Transfer Agreement

(e)	If a notice is given under paragraph (b) and the Vendor and Purchaser do not resolve the matter within 10 Business Days following receipt of the notice, then that amount of the Adjustment Amount not disputed under paragraph (b) shall comprise the Adjustment Amount.

(f)	If the parties are unable to resolve the dispute within 15 Business Days, the parties shall refer such dispute to a certified public accountant to be selected by the Vendor and the Purchaser, or failing which to be appointed by the American Institute of Certified Public Accountants (AICPA). The decision of such chartered accountant as to the Adjustment Amount shall be final and binding on the Vendor and the Purchaser, and the Adjusted Amount thereon shall be paid or repaid by Purchaser or the Vendor (as the case may be ) within 5 Business Days of such decision by the chartered accountant.

(g)	Subject to paragraph (f), the Adjustment Amount shall be settled between the parties within 20 Business Days of the date on which the Purchaser receives the Cash Adjustment Statement.

(h)	Where the Vendor Account exceeds the Purchaser Account, the Adjustment Amount shall be payable by the Vendor to the Purchaser.

(i)	Where the Purchaser Account exceeds the Vendor Account, the Adjustment Amount shall be payable by the Purchaser to the Vendor.
7.4	Recognition of income and expenses

The Vendor and Purchaser agree that:
(a)	the Vendor will recognise the income and expenditures attributable to the Sale Interest for income tax purposes for all periods up to and including the Completion Date; and

(b)	the Purchaser will recognise the income and expenditures attributable to the Sale Interest after the Completion Date for income tax purposes.
The Vendor and the Purchaser agree to file all income tax returns on this basis.

The Vendor will indemnify the Purchaser for any liability for income tax arising on or prior to the Completion Date and for any other Tax attributable to the Sale Interest arising prior to or on the Effective Date and the

Page (20)

Asset Transfer Agreement

Purchaser will indemnify the Vendor for any liability for income tax attributable to the Sale Interest arising after the Completion Date and for any other Tax attributable to the Sale Interest arising from the Effective Date.
8.	Notice to Complete

8.1	Notice by the Purchaser

If the Vendor fails to satisfy its obligations under clause 6 on or before the Completion Date, the Purchaser may give the Vendor a notice requiring it to satisfy those obligations within 14 days after the date of receipt of the notice. If the Vendor fails to satisfy those obligations on the date specified in the Purchaser’s notice, the Purchaser may, without affecting or limiting any other rights it might have, terminate this Agreement.
8.2	Notice by the Vendor

If the Purchaser fails to satisfy its obligations under clause 6 on or before the Completion Date, the Vendor may give the Purchaser a notice requiring it to satisfy those obligations within 14 days after the date of receipt of the notice. If the Purchaser fails to satisfy those obligations on the date specified in the Vendor’s notice, the Vendor may, without affecting or limiting any other rights it might have, terminate this Agreement.
8.3	Time of the essence

When a notice is given under clause 8.1 or 8.2, time shall be of the essence under this Agreement.
9.	Warranties and Purchaser Indemnity

9.1	Representations and Warranties of the Vendor

The Vendor represents and warrants to the Purchaser, as at the date of this Agreement that each of the following is true and complete in all material respects.
(a)	(Title to Sale Interest) The Vendor has title and rights to the Sale Interest free and clear of all Encumbrances and there is not in effect any agreement or other commitment to create any Encumbrance over the Sale Interest.

Page (21)

Asset Transfer Agreement

(b)	(No breach) The Vendor is not in breach of the Baode PSC or the Baode Participation Agreements.

(c)	(Full disclosure) The Vendor has disclosed all material information in its possession or under its control relevant to the performance of its obligations under the Baode PSC and the Baode Participation Agreements.

(d)	(Valid agreement) The Baode PSC and the Baode Participation Agreements are valid and subsisting in accordance with their terms and set out all of the Vendor’s rights in relation to those agreements.

(e)	(Third party rights) To the best of the Vendor’s knowledge, the Vendor’s rights under the Baode PSC and the Baode Participation Agreements do not infringe the rights of any third party.
9.2	Disclosures

Each Warranty is subject to and qualified by any matter or transaction that:
(a)	is provided for or described in this Agreement including the schedules;

(b)	is disclosed in the Disclosure Material or in Schedule 4; or

(c)	is known by the Purchaser.
9.3	Limitation on liability

Notwithstanding any other provision of this Agreement, each of the following applies:
(a)	the maximum aggregate liability of the Vendor under this Agreement (including under any of the Warranties or any indemnity) is limited to an amount equal to the Base Purchase Price plus any interest accrued;

(b)	the Vendor will not have any liability in respect of any claim under this Agreement (including under the Warranties or any indemnity) unless reasonable particulars of the claim are given to the Vendor before the end of eighteen (18) calendar months from the end of the month in which the Completion Date occurs;

(c)	the liability of the Vendor in respect of any claim under this Agreement (including under the Warranties or any indemnity) will be

Page (22)

Asset Transfer Agreement

reduced or extinguished (as the case may be) to the extent that the claim has arisen as a result of any act or omission after Completion;
(d)	if after the Vendor has made a payment to the Purchaser under a claim made under this Agreement (including under the Warranties or any indemnity), the Purchaser receives any benefit or credit by reason of the matters to which the claim relates, then the Purchaser shall immediately repay to the Vendor a sum corresponding to the amount of the payment or (if less) the amount of the benefit or credit;

(e)	the Vendor will not be liable for a breach of Warranty in respect of any matter or transaction referred to in clause 9.2;

(f)	the Vendor will not have any liability in respect of any proper claim under this Agreement (including under the Warranties or any indemnity) unless:
(i)	the amount of any one claim exceeds US$ 200,000; and

(ii)	the amount of the claim when aggregated with the amount of any other claims properly made against the Vendor under this Agreement exceeds the sum of US$ 400,000, but if such aggregate is exceeded then the whole amount, and not just the excess above US$ 400,000, shall be recoverable; and
(g)	the Vendor will not be liable to the Purchaser for any claim under this Agreement (including under the Warranties or any indemnity):
(i)	where the claim is as a result of any legislation not in force at the date of this Agreement, including legislation which takes effect retrospectively; or

(ii)	where the claim is as a result of or in respect of a change in the judicial interpretation of the law in any jurisdiction after the date of this Agreement.
(h)	The limitation contained hereto shall not apply in the event of any fraudulent act or omission of the Vendor, its agents or advisors.
9.4	No reliance

The Purchaser acknowledges that:
(a)	at no time has:
(i)	the Vendor, or any person on behalf of the Vendor, made or given; or

Page (23)

Asset Transfer Agreement

(ii)	the Purchaser relied on,

any representation, warranty, promise or forecast except those in clauses 9.1 and 9.9 and otherwise as is set out in this Agreement;
(b)	no other statements or representations (written or oral) or other conduct by or on behalf of the Vendor:
(i)	have induced or influenced the Purchaser to enter into this Agreement or agree to any or all of its terms;

(ii)	have been relied on in any way as being accurate by the Purchaser;

(iii)	have been warranted to the Purchaser as being true; or

(iv)	have been taken into account by the Purchaser as being important to the Purchaser’s decision to enter into this Agreement or agree to any or all of its terms; and
(c)	it has had the opportunity to make requests for further information relevant to the Sale Interest and such information has been supplied, and that this information and access has been granted by or on behalf of the Vendor to enable the Purchaser to make its own investigations and form its own views and to rely on those investigations and views in entering into this Agreement, which investigations and views it has relied upon.
9.5	Dealing with Warranty breach after Completion

If the Purchaser becomes aware after Completion of any circumstances which constitute or could (whether alone or with any other possible circumstances) constitute a breach of any Warranty, including (without limitation) a claim against the Purchaser which if satisfied would result in a claim for breach of any Warranty, the Purchaser must do each of the following:
(a)	promptly give the Vendor full details of the circumstances and any further related circumstances of which the Purchaser becomes aware;

(b)	until it notifies the Vendor in accordance with paragraph (a), take reasonable steps to mitigate any loss which may give rise to a claim against the Vendor for breach of any Warranty;

(c)	not make any admission of liability, agreement or compromise with any person in relation to the circumstances without first consulting

Page (24)

Asset Transfer Agreement

with and obtaining the approval of the Vendor (such approval not to be unreasonably withheld);
(d)	give the Vendor and its professional advisers reasonable access to:
(i)	the personnel and premises of the Purchaser; and

(ii)	relevant chattels, accounts, documents and records within the power, possession or control of the Purchaser, to enable the Vendor and its professional advisers to examine the circumstances, premises, chattels, accounts, documents and records and to take copies or photographs of them at their own expense; and
(e)	at the cost of the Vendor, take all action in good faith and with due diligence that the Vendor reasonably directs to avoid, remedy or mitigate the breach, including legal proceedings and disputing, defending, appealing or compromising the claim and any adjudication of it.
9.6	Proceedings in respect of a claim

Any claim by the Purchaser under this Agreement (including under any Warranty or any indemnity) will (if not previously satisfied, settled or withdrawn) be taken to be waived or withdrawn and will be barred and unenforceable following the end of eighteen (18) calendar months from the end of the month in which the Completion Date occurs unless proceedings in respect of the claim have been commenced against the Vendor. Proceedings will not be taken to be commenced unless they have been both issued and served on the Vendor.
9.7	Insurance

The Vendor will not be liable to the Purchaser for any claim for breach of, or inaccuracy in, any Warranty to the extent that the Purchaser is entitled to claim, and does recover, under an indemnity against any loss or damage suffered by the Purchaser arising out of the breach or claim under the terms of any insurance policy.
9.8	Notification of Warranty breach before Completion

If on or before Completion the Purchaser becomes aware of any breach or potential breach of any Warranty, the Purchaser must:
(a)	notify the Vendor of this; and

Page (25)

Asset Transfer Agreement

(b)	allow the Vendor a reasonable opportunity to remedy the breach or potential breach.
If the Vendor is unable to remedy it to the Purchaser’s reasonable satisfaction or if the Purchaser does not, in its reasonable opinion, accept the result as a remedy and the breach could expose the Vendor to a liability exceeding 25% of the Base Purchase Price as determined in good faith by the Purchaser, the Vendor may terminate this Agreement by giving notice to the Purchaser and the Vendor shall immediately return the Deposit and any other payments made against the Base Purchase Price, including interest accrued thereon, to the Purchaser.
9.9	Each Party Warranties
Each party, both at the date of this Agreement and at the Completion Date, warrants for the benefit of each other party as follows:
(a)	it is a company duly incorporated and validly existing under the laws of the State or country of its incorporation;

(b)	subject to the satisfaction of the conditions in clause 3.1, it has full power and authority to enter into, and has taken, or prior to the Completion Date will have taken, all necessary corporate action required by it for the execution of, this Agreement and the transactions contemplated by this Agreement;

(c)	this Agreement sets out and provides for its valid and binding obligations enforceable in accordance with its terms and neither the execution and performance by it of this Agreement nor any transaction contemplated by it will violate in any respect:
(i)	any law or treaty or any judgement, ruling, order, authorisation, requirement or decree of any Governmental Agency binding on it;

(ii)	its constitution or other constituent documents; or

(iii)	any other document or agreement which is binding upon it or its assets; and
(d)	to the best of its knowledge, information and belief after due enquiry, no petition has been issued against it for winding up, no receiver, administrator, receiver and manager, official manager, liquidator or provisional liquidator has been appointed to it, no action has been

Page (26)

Asset Transfer Agreement

taken to seize or take possession of any of its assets and there are no unsatisfied judgements against it nor has any sequestration order been made or writ of execution issued against it or any of its assets.
9.10	Purchaser Warranties
The Purchaser warrants for the benefit of the Vendor that at the Completion Date it shall have all necessary approvals in place and will be in a position to fund the purchase of the Sale Interest and complete the transaction contemplated herein without undue delay.
9.11	Purchaser Indemnity
PAPI hereby indemnifies, defends and holds harmless the Vendor in respect of all rights, obligations, acts and omissions of the Purchaser in relation to this Agreement.
10.	Overdue Amount

10.1	Interest
(a)	Any amount due and payable but unpaid by a party in accordance with this Agreement will bear interest at the rate referred to in clause 10.2 accruing daily from the due date up to and including the date of actual payment before and (as a separate and independent legal obligation) after any judgement obtained in respect of that amount (but excluding that day if payment is made in immediately available funds by 12.00 noon on that day).

(b)	If any amount payable pursuant to this clause 10 is subject to Tax in the PRC (including but not limited to, withholding tax or business tax), the party responsible for such payment under paragraph (a) (the Responsible Party) shall pay the other party (the Owed Party) any additional amounts actually paid by the Owed Party to ensure that the Owed Party receives a net amount (after payment of any Taxes in respect of those additional amounts) in the relevant currency equal to the full amount which it would have received had a deduction for Tax not been made. The Responsible Party shall indemnify the Owed Party against the Tax and any amounts recoverable from the Owed Party in respect of the Tax.

Page (27)

Asset Transfer Agreement

10.2	Rate
The rate of interest applicable for the purposes of clause 10.1 is the rate equal to the aggregate of 3% per annum and the Relevant Rate calculated on a daily basis.
11.	Access to Records after Completion

After the Completion Date, to the extent reasonably necessary to enable each party to comply with its obligations and administer its affairs, in relation to any Tax:
(a)	the Purchaser shall keep the books, records and other documents relating to the Sale Interest delivered to the Purchaser on Completion; and

(b)	the Vendor shall keep the books, records and other documents relating to the Business required to be kept or maintained by the Vendor, for 10 years (or such greater period required under PRC law) from the date of the creation of the relevant document. Each party, to the extent reasonably necessary to enable the other party to comply with its obligations and administer its affairs, in relation to any Tax, shall permit the other party to have access to those books, records and documents during business hours as the other party reasonably requires.
12.	No Disclosure

12.1	Confidentiality
Subject to clauses 12.3 and 12.4, each party shall keep the terms of this Agreement confidential.
12.2	Purchaser’s investigation
Subject to clause 12.3, any Confidential Information obtained by the Purchaser in relation to the Sale Interest must be kept confidential:
(a)	until the Completion Date; and

(b)	after the Completion Date, if Completion does not occur.

Page (28)

Asset Transfer Agreement

12.3	Exceptions
A party may make any disclosures in relation to this Agreement or any Confidential Information as it thinks necessary:
(a)	to its professional advisers, bankers, financial advisers and financiers, if those persons undertake to keep information disclosed confidential;

(b)	to apply for and obtain any approvals or consents contemplated in clause 3.1;

(c)	to comply with any applicable law or requirement of any Governmental Agency; or

(d)	to any of its employees to whom it is necessary to disclose the information and who have an obligation to keep such information confidential.
12.4	Public announcements
Except as required by applicable law or the requirements of any Governmental Agency, all press releases and other public announcements relating to the transactions dealt with by this Agreement to be made by the Vendor or the Purchaser must be in terms agreed by the other of them (acting reasonably).
12.5	Confidentiality Agreement unaffected
If the Purchaser has entered into any separate agreement to keep confidential the Confidential Information of the Vendor or the Business, nothing in this clause 12 shall limit or otherwise affect the terms of that agreement.
13.	Amendment

This Agreement may be amended only by another agreement executed by the parties.
14.	Further Assurances

Each party shall take all steps, execute all documents and do everything reasonably required by the other party to give effect to any of the transactions contemplated by this Agreement.

Page (29)

Asset Transfer Agreement

15.	Entire Agreement

This Agreement contains the entire agreement between the parties with respect to its subject matter. It sets out the only conduct relied on by the parties and supersedes all earlier conduct and prior agreements and understandings between the parties in connection with its subject matter.
16.	Assignment

The rights of the parties under this Agreement cannot be assigned, charged or otherwise dealt with.
17.	Costs and Stamp Duty

Each party must bear its own costs arising out of the negotiation and preparation of this Agreement. All stamp duty chargeable on this Agreement, on any instrument executed under it, and in respect of any transaction evidenced by this Agreement shall be borne equally by the parties.
18.	Governing Law

This Agreement is governed by the laws of England and Wales. The parties submit to the exclusive jurisdiction of the courts exercising jurisdiction there.
19.	Counterparts

This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.
20.	No Merger

The rights and obligations of the parties will not merge on the completion of any transaction contemplated by this Agreement. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing a transaction.

Page (30)

Asset Transfer Agreement

21.	No Waiver

A failure to exercise or a delay in exercising any right, power or remedy under this Agreement does not operate as a waiver. A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing.
22.	FCPA

Each Party warrants that neither it nor its affiliates has made or will make, with respect to the matters provided for hereunder, any offer, payment, promise to pay or authorisation of the payment of any money, or any offer, gift, promise to give or authorisation of the giving of anything of value, directly or indirectly, to or for the use or benefit of any official or employee of any government authority or to or for the use or benefit of any political party, official, or candidate (Offer) unless such Offer is authorised by the applicable laws of any government authority. Each Party further warrants that neither it nor its affiliates has made or will make any such Offer to or for the use or benefit of any other person if the Party has a belief, or is aware that there is a high probability that the other person would use such Offer for any of the purposes described in the preceding sentence. The Purchaser understands that the Vendor does not authorize any payments which would be prohibited by the United States Foreign Corrupt Practices Act (FCPA) (or any other similar law or regulation of any other government having jurisdiction over this Agreement and/or the Parties) and acknowledges that no employee of the Vendor shall have authority to give any direction relating to the making of any commitment by the Purchaser to any third party in violation of the FCPA (or other similar law or regulation).
23.	Audit

Each Party shall be entitled to audit all accounts and financial records the other relating to the payments made and received under this Agreement for any calendar year upon thirty (30) days advance notice to the other Party. This right to audit must be exercised within a period of twenty-four (24) months from the end of the calendar year to which the charges relate. Payments of any advances or invoices shall not prejudice the right of any

Page (31)

Asset Transfer Agreement

Party to challenge the correctness thereof. After the twenty-four (24) month period, all costs charged shall conclusively be presumed to be true and correct, except for costs detailed in written exceptions resulting from the audits provided such exceptions are received before the expiration of that period. All costs of the audit shall be borne by the Party conducting the audit.
24.	Consequential Loss

Neither Party is liable in an action initiated by one against the other for special, indirect or consequential damages resulting from or arising out of this Agreement, including loss of profit or business interruptions, however these losses may be caused.
25.	Notices

Any notice, demand, consent or other communication (a Notice) given or made under this Agreement:
(a)	must be in writing and signed by the sender or a person duly authorised by the sender;

(b)	must be addressed and delivered to the intended recipient at the address or fax number below or the address or fax number last notified by the intended recipient to the sender after the date of this Agreement:

(i) to the Vendor:	1218 China World Tower 2, 1 Jian Guo Men Wai Avenue Beijing 100004, PRC Attention: Tim Galvin Fax No: +86 10 6505 8209;

(ii) to the Purchaser:	250 East Hartsdale Ave Hartsdale, NY 10530 United States of America Attention: Frank Ingriselli Fax No: +1 914 472 6793; and

(iii) to PAPI:	250 East Hartsdale Ave Hartsdale, NY 10530

Page (32)

Asset Transfer Agreement

United States of America Attention: Frank Ingriselli Fax No: +1 914 472 6793.
(c)	will be taken to be duly given or made when delivered, received or left at the above fax number or address. If delivery or receipt occurs on a day that is not a business day in the place to which the Notice is sent or is later than 4pm (local time) at that place, it will be taken to have been duly given or made at the commencement of business on the next business day in that place.

Page (33)

Asset Transfer Agreement

EXECUTED as an agreement SIGNED for and on behalf of ChevronTexaco China Energy Company by its duly authorised signatory
Signed
Title
Witness

SIGNED for and on behalf of Pacific Asia Petroleum, Ltd. by its duly authorised signatory
Signed
Title
Witness

SIGNED for and on behalf of Pacific Asia Petroleum, Inc. by its duly authorised signatory
Signed
Title
Witness

Page (34)

Asset Transfer Agreement

Schedule 1
Notice of Proposed Transfer

To: BHP Billiton World Exploration Inc.
Joint Operating Agreement and Farmout Agreement in respect of the Baode Area, PRC
ChevronTexaco China Energy Company (CHEVRON) hereby gives you notice that it proposes to transfer its rights and obligations under the Joint Operating Agreement and Farmout Agreement between BHP Billiton World Exploration Inc and CHEVRON each dated 29 June 2004, to Pacific Asia Petroleum, Ltd.. As a consequence, CHEVRON will also transfer to Pacific Asia Petroleum, Ltd. its Participating Interest in the Production Sharing Contract for the Exploitation of Coalbed Methane Resources in the Baode Area, the People’s Republic of China between China United Coalbed Methane Corporation Ltd (CUCBM) and Texaco China B.V. dated 8 November 2000 (the PSC). The proposed transfer of CHEVRON’s interest in the Joint Operating Agreement, Farmout Agreement and the PSC to Pacific Asia Petroleum, Ltd. is referred to hereafter as the Proposed Transfer.
CHEVRON intends to enter into a binding agreement with Pacific Asia Petroleum, Ltd. in order for the Proposed Transfer to take place with effect on and from 30 June 2007 subject to obtaining all necessary approvals. We attach the form of agreement setting out the final terms and conditions of the Proposed Transfer (the Transfer Agreement).
Pursuant to the terms of the Joint Operating Agreement (Baode Area), you have a right, exercisable within 30 days of receipt of this notice, to acquire CHEVRON’s Participating Interest in the PSC on the same terms as the attached Transfer Agreement. This right, if exercised, is subject to a final right of CUCBM to acquire CHEVRON’s interest on the same terms.
CHEVRON is also required to obtain your consent to proceed with the Proposed Transfer.
We would be grateful if you could sign and return the enclosed copy of this letter indicating your consent to the Proposed Transfer and waiving your pre-emptive right.

Page (35)

Asset Transfer Agreement

For and on behalf of ChevronTexaco China Energy Company
By counter-signing and returning this letter, we BHP Billiton World Exploration Inc:
(a)	waive the right to exercise our pre-emptive right to acquire CHEVRON’s Participating Interest on the terms specified in the Transfer Agreement; and

(b)	consent to the Proposed Transfer to Pacific Asia Petroleum, Ltd. on the terms specified in the Transfer Agreement.

For and on behalf of BHP Billiton World Exploration Inc

[Transfer Agreement to be attached.]

Page (36)

Asset Transfer Agreement

Schedule 2
Notice of Assignment to CUCBM

To:	China United Coalbed Methane Corporation, Ltd
A88 Anwai Avenue,
Beijing 100011, PRC
Attention: Mr. Du Ming
Facsimile: +86 10 64291881
Production Sharing Contract for the Exploitation of Coalbed Methane Resources in respect of the Baode area, PRC
ChevronTexaco China Energy Company (CHEVRON) gives you notice that it proposes to transfer its rights and obligations under the Production Sharing Contract for the Exploitation of Coalbed Methane Resources in the Baode Area, the People’s Republic of China between China United Coalbed Methane Corporation Ltd (CUCBM) and Texaco China B.V. dated 8 November 2000 (the PSC), to Pacific Asia Petroleum Ltd. The proposed transfer of CHEVRON’s participating interest in the PSC to Pacific Asia Petroleum Ltd. is referred to hereafter as the Proposed Transfer.
CHEVRON intends to enter into a binding agreement with Pacific Asia Petroleum, Ltd. in order for the Proposed Transfer to take place with effect on and from 30 June 2007 subject to obtaining all necessary approvals. We attach the form of agreement setting out the final terms and conditions of the proposed transfer to Pacific Asia Petroleum Ltd. (the Transfer Agreement).
Pursuant to the terms of the PSC, you have a right, exercisable within 60 days of receipt of this notice, to acquire CHEVRON’s Participating Interest in the PSC on the same terms as the attached Transfer Agreement.
CHEVRON is also required to obtain your consent to proceed with the Proposed Transfer.
We would be grateful if you could sign and return the enclosed copy of this letter, indicating your consent to the Proposed Transfer and waiving your preferential right.

Page (37)

Asset Transfer Agreement

For and on behalf of ChevronTexaco China Energy Company
By counter-signing and returning this letter, we China United Coalbed Methane Corporation Ltd:
(a)	waive the right to exercise our preferential right to acquire CHEVRON’s Participating Interest on the terms specified in the Transfer Agreement; and

(b)	consent to the Proposed Transfer to Pacific Asia Petroleum Ltd. on the terms specified in the Transfer Agreement.

For and on behalf of China United Coalbed Methane Corporation Ltd

[Transfer Agreement to be attached.]

Page (38)

Asset Transfer Agreement

Schedule 3
Disclosure Material

1.	PSC — Shenfu Area (dd. November 8, 2000)

2.	Modification Agreement for PSC (dd. June 29, 2004)

3.	4th Modification Agreement for PSC (dd. April 6, 2006)

4.	JOA (Sino Gas) — Shenfu (dd. January 24, 2006)

5.	JOA — Shenfu Area (dd. June 29, 2004)

6.	Farmout Agreement — Shenfu Area (dd. June 29, 2004)

7.	Farmout Agreement (Sino Gas) (dd. January 24, 2006)

8.	Deed of Assignment — Shenfu Area (dd. June 29, 2004)

9.	Modification Agreement for PSC (dd. June 29, 2004)

10.	Modification Agreement for PSC (dd. April 6, 2006)

11.	JOA — Baode Area (dd. June 29, 2004)

12.	Farmout Agreement — Baode Area (dd. June 29, 2004)

13.	Deed of Assignment — Baode Area (dd. June 29, 2004)

Date	Items	Description

12-Jul-07	1CD	End of Well Report:	LXSG-1
SJSG-1
TB-1
TB-2
		TB-4 data	All Avialable Data
		TB-3 data	All Available Data
		Others:	TB-1, TB-2, TB-3, TB-4 FE analysis
Ordos Play Map
TB-1, TB-2, TB-3 wireline logs
TB-4 Formation Evaluation

30-Jul-07	Hard copy	BD Pilot producion reports (3 Jun-21 Jul)
TB-01 Daily Operations Reports (25 Jun-29 Jul)
TB-02 Daily Operations Reports (18 Jun -29 Jul)

6-Aug-07	1CD	BD-7 & BD-8:	5-day Outlook
Daily Drilling Reports
Daily Geological Reports
Mud Logs
Wireline Logs
		BD-9:	Daily Drilling Reports
Daily Geological Report
		BD-10:	Daily Drilling Reports
Daily Geological Reports
Mud Logs

Page (39)

Asset Transfer Agreement

Date	Items	Description

		ChangQing Study-2003:	CQ RI Final Report
Hedong Report
Attachments_tif

8-Aug-07	Electronic file	SF-2 mud log	SF-2 wirelin log
		BD-11 wireline logs	BD-11_BD6_4v_500

10-Aug-07	Electronic file	Linxing Block map

28-Aug-07	1CD	JMC August 2007 FINAL 23Aug07.ppt

		BD-11 :	BD-11 Drilling Parameters.xls
BD-11 DST1 S8_9_10_11_040707.ppt
BD-11 DST2 S4_5_040707.ppt
BD-11 DST3 S8_9_10_11Final_040707.ppt
BD-11 Testing Summary040707.ppt
BD-11_Final_Mudlog_040607.gif
BD11 Daily Drilling Reports.zip
BD11 Final Core Run Sheet.doc
BD11_Final_Lithology_Detail_300507.doc
BD11_Final_Mudlogging_Report_310507.pdf
BD11_Predict_Actual_v1.ppt

		BD-6 :	BD6 Daily Drilling Reports.zip
BD6 Testing Summary190707.ppt
BD6_Detailed_Lithology_Description_ 150707.doc
BD6_Gas_Content_test_result_260707.doc
BD6_Predict_Actual_v1.ppt

		Permeability Testing:	Testing Campaign Summary150807.xls
Testing Summary for 2006_7 Wells140807.ppt
		Seam 89 Maps :	Baode_Seam89_Floor_Structure_mAMS_ Aug2007.jpg
Baode_Seam89_Isochore_Aug2007.jpg
Baode_Seam89_Overburden_Aug2007.jpg

		SF-2 :	Prelim_SF2_Proximate_Analysis.doc
SF2 Daily Drilling Reports.zip
SF2 Final Core Run Sheet080507.doc
SF2 Lithology Detail_Final_070507.doc
SF2 S4 DST2 Prelim Interp090507.pdf
SF2 S4 DST2 Prelim Interp110507.ppt

Page (40)

Asset Transfer Agreement

Date	Items	Description

SF2 S8_9 DST3 Prelim Interp110507.pdf
SF2 S8_9 DST3 Prelim Interp110507.ppt
sf2samp_10-270.jpg
sf2samp_1060-1130a.jpg
sf2samp_275-470.jpg
sf2samp_475-670.jpg
sf2samp_675-870.jpg
sf2samp_875-1055.jpg
SF2_Final_Mudlogging_Report_030607.pdf
SF2_Final_Mudlog_110507.jpg
SF2_Predict_Actual_v3.ppt

Page (41)

Asset Transfer Agreement

Schedule 4
Warranty Disclosures

Page (42)